Exhibit 10.35

SIRIUS XM RADIO INC.

2009 LONG-TERM STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

2011 COMPENSATION AWARD

THIS STOCK OPTION AGREEMENT (this “Agreement”), dated as of             (the “Date of Grant”), between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and             (the “Employee”).

1. Grant of Option; Vesting. (a) Subject to the terms and conditions of this Agreement and the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan (the “Plan”), the Company hereby grants to the Employee the right and option (this “Option”) to purchase up to            shares (the “Shares”) of common stock, par value $0.001 per share, of the Company at a price per share of             , the closing price of such common stock on The Nasdaq Global Select Market on [[INSERT DATE OF CLOSING PRICE]] (the “Exercise Price”). This Option is not intended to qualify as an Incentive Stock Option for purposes of Section 422 of the Internal Revenue Code of 1986, as amended. In the case of any stock split, stock dividend or like change in the Shares occurring after the date hereof, the number of Shares and the Exercise Price shall be adjusted as set forth in Section 4(b) of the Plan. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Plan.

(b) Subject to the terms and conditions of this Section 1(b), this Option shall vest and be exercisable as follows:

(i)             Shares shall vest and become exercisable on August     , 2012 if the Employee continues to be employed by the Company on August     , 2012;

(ii)             Shares shall vest and become exercisable on August     , 2013 if the Employee continues to be employed by the Company on August     , 2013;

(iii)             Shares shall vest and become exercisable on August     , 2014 if the Employee continues to be employed by the Company on August     , 2014; and

(iv)             Shares shall vest and become exercisable on August     , 2015 if the Employee continues to be employed by the Company on August     , 2015.

2. Term. (a) Subject to Sections 2(b) and 2(c), this Option shall terminate ten (10) years from the Date of Grant or earlier upon the expiration of (a) ninety days following the termination of the Employee’s employment for any reason other than death, or (b) one year from the date of death of the Employee. Subject to the terms of the Plan, if the Employee’s employment is terminated by death, this Option shall be exercisable only by the person or persons to whom the Employee’s rights under such Option shall pass by the Employee’s will or by the laws of descent and distribution of the state or county of the Employee’s domicile at the time of death.

(b) If the Employee’s employment has been terminated by the Company for Cause, this Option, including all vested Options, shall terminate on the date of termination of Employee’s employment.

(c) If, within ninety (90) days following the termination of Employee’s employment by Employee for any reason or by the Company without Cause, the Employee breaches any employment agreement, non-competition agreement, or other similar agreement or arrangement that the Employee has with the Company, then the Option, including all vested Options, shall terminate immediately as of the date of the breach.3. Non-transferable. This Option may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or of any right or privilege conferred hereby shall be null and void.

4. Exercise. Subject to Sections 1 and 2 of this Agreement and the terms of the Plan, this Option may be exercised, in whole or in part, by means of a written notice of exercise signed and delivered by the Employee (or, in the case of exercise after death of the Employee, by the executor, administrator, heir or legatee of the Employee, as the case may be). Such notice shall (a) state the number of Shares to be purchased and the date of exercise, and (b) be accompanied by payment of the aggregate Exercise Price in such manner as is permitted by the Plan.

5. Withholding. Prior to delivery of the Shares purchased upon exercise of this Option, the Company shall determine the amount of any United States federal, state and local income tax, if any, which is required to be withheld under applicable law and shall, as a condition of exercise of this Option and delivery of certificates representing the Shares purchased upon exercise of this Option, collect from the Employee the amount of any such tax to the extent not previously withheld.

6. No Rights of a Stockholder. The Employee shall not have any rights as a stockholder of the Company with respect to any Shares until the Shares purchased upon exercise of this Option have been issued.

7. Rights of the Employee. None of this Option, the execution of this Agreement nor the exercise of any portion of this Option shall confer upon the Employee any right to, or guarantee of, continued employment by the Company, or in any way limit the right of the Company to terminate employment of the Employee at any time, subject to the terms of any written employment or similar agreement between the Company and the Employee.

8. Professional Advice. The acceptance and exercise of this Option may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Employee. Accordingly, the Employee acknowledges that the Employee has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and this Option.

9. Agreement Subject to the Plan. The Option and this Agreement are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. Employee acknowledges that a copy of the Plan is posted on the Company’s intranet site and Employee agrees to review it and comply with its terms. This Agreement and the Plan constitute the entire understanding between the Company and the Employee with respect to this Option. In the event of any conflict between the Agreement and the Plan, the Plan shall govern and prevail.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York, and expressly waive the right to a jury trial, for any actions, suits or proceedings arising out of or relating to this Agreement.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three business days after being sent by certified mail, postage prepaid, return receipt requested or one business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Company:	Sirius XM Radio Inc.
1221 Avenue of the Americas
36th Floor
New York, New York 10020
Attention: General Counsel

Employee:
Address on file at the
office of the Company

Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

Employee

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